Exhibit 16.1 Letter on change of certifying accountant

April 10, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Pritchett, Siler and Hardy PC was previously principal independent registered accountant for Frontera Group Inc (the "Company"). We have read the Company's statements included under Item 4.01 of its Form 8-K dated April 10, 2017 and agree with such statements, as they pertain to our firm.  We have no basis to agree or disagree with any other statement therein.

Very truly yours,

Pritchett, Siler and Hardy PC